Exhibit 99.1

675 Bering Drive, Suite 400 Houston, Texas 77057 713-830-9600

CONTACT:	William George
Chief Financial Officer
(713) 830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA ANNOUNCES ACQUISITION

- Agrees to Acquire TAS Energy in Houston TX –

- Plans to Add to Modular Construction Offering -

Houston, TX – March 9, 2020 – Comfort Systems USA, Inc. (NYSE: FIX) today announced that it has entered into a definitive agreement to acquire TAS Energy Inc. (“TAS”) headquartered in Houston, Texas.

Founded in 1999, TAS is a leading engineering, design and construction provider of modular construction systems serving the Technology, Power and Industrial sectors. TAS capabilities encompass a wide range of modular construction, and TAS is a trusted supplier to some of the world’s largest technology, power and industrial companies. Initially, TAS is expected to contribute annualized revenues of approximately $170 million to $190 million, and earnings before interest, taxes, depreciation and amortization of $15 million to $17 million. The acquisition is expected to make a neutral to slightly accretive contribution to earnings per share in 2020 and 2021.

Brian Lane, Comfort Systems USA’s Chief Executive Officer, commented, “We have admired and respected TAS’ modular construction capabilities for years and are extremely happy to announce that TAS and its extraordinary team of professionals will join Comfort Systems USA. With three strategically located Houston facilities encompassing over 600,000 square feet, TAS has the capacity to execute large scale modular programs for its many customers. This investment will accelerate the growth of our modular construction offering in additional business lines and regions of the U.S. that are experiencing significant demand for these services. Offsite construction is growing in importance to our customers and provides a great way to maximize the productivity and safety of our highly skilled workforce. For over 20 years, TAS has been a leader in designing and developing technologically advanced modular products for some of the world’s most innovative companies and will be a key platform to accelerate our modular solutions, especially for high tech and advanced industrial customers.”

J.T. Grumski, Chief Executive Officer of TAS, commented, “We sought out Comfort Systems USA based on our belief that we can leverage their complementary capabilities and assets to better serve our customers as well as experience a strong cultural alignment and commitment to employees. As a part of Comfort Systems USA we can continue our strategic customer focus, provide even more value to customers with additional capabilities and at the same time provide our employees expanded training and growth opportunities. We believe that TAS and Comfort Systems USA have a bright future together.”

Brian Lane concluded, “TAS brings extraordinary capabilities and a long-standing reputation as a modular technology leader in growing end markets. Given the strong leadership at all levels of the company, we believe that TAS will continue to innovate and grow. We are truly excited that TAS is joining Comfort Systems USA.”

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 140 locations in 118 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.